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                             THE CHUBB CORPORATION

                                   EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                                 (IN THOUSANDS)

                  YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                                          1994           1993           1992
                                                        --------       --------       --------
Net income...........................................   $528,469       $324,217       $617,099

After-tax interest expense on 6% guaranteed
  exchangeable subordinated notes....................      9,750          9,750          9,900
                                                        --------       --------       --------

Net income for computing earnings per share..........   $538,219       $333,967       $626,999
                                                        ========       ========       ========

Average number of common shares outstanding..........     87,543         87,642         87,187

Additional shares from assumed conversion of 6%
  guaranteed exchangeable subordinated notes as if
  each $1,000 of principal amount had been converted
  at issuance into 11.628 shares of common stock.....      2,907          2,907          2,907
                                                        --------       --------       --------

Average number of common and common equivalent
  shares assumed outstanding for computing earnings
  per share..........................................     90,450         90,549         90,094
                                                        ========       ========       ========

Net income per share.................................   $   5.95       $   3.69       $   6.96

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